EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
by and between
CHINA EDUCATION INTERNATIONAL, INC.,
a Nevada corporation
and
USCHINA CHANNEL INCORPORATION,
a Nevada corporation

AGREEMENT AND PLAN OF MERGER, dated as of April 8, 2010, between China Education International, Inc., a Nevada corporation (the “Subsidiary”), and USChina Channel Incorporation, a Nevada corporation (the “Parent”), such corporations being sometimes referred to herein together as the “Corporations.”

W I T N E S S E T H:

WHEREAS, the Subsidiary was incorporated under the laws of the State of Nevada and the authorized capital stock of the Subsidiary consists of 1,000 shares of common stock, par value $0.001 per share (“Subsidiary Common Stock”), all of which such shares were issued and outstanding on the date hereof and owned by the Parent;

WHEREAS, pursuant to the provisions of Nevada Revised Statutes (“NRS”) 92A.180, the Subsidiary shall merge with and into the Parent (the “Merger”), with the Parent to be the surviving corporation of the Merger and to continue its existence under the NRS;

WHEREAS, the respective Boards of Directors of the Corporations, and the Parent as the sole stockholder of the Subsidiary, by resolutions duly adopted, have approved this Agreement, and have directed that it be submitted to the respective stockholders of the Corporations for approval and adoption; and

WHEREAS, pursuant to the provisions of NRS 92A.180, no consent of the Parent’s stockholders is necessary to conclude the Merger.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth herein, the Corporations hereby agree as follows:

ARTICLE ONE
MERGER

1.1.           On the Effective Date (as defined in Section 1.6), and in accordance with the provisions of the NRS, the Subsidiary shall be merged with and into the Parent which shall be the surviving corporation (the “Surviving Corporation”) of the Merger.  Pursuant to the provisions of NRS 92A.180 (5) the name of the Parent shall be changed to “China Education International, Inc.” on and after the Effective Date.

1.2.           On the Effective Date, the separate existence of Subsidiary shall cease, the Subsidiary and Parent shall be a single corporation; and the Surviving Corporation shall possess all the rights, privileges, powers and franchises, as well of a public as of a private nature, and shall be subject to all the restrictions, disabilities and duties of each of the Corporations; and all and singular, the rights, privileges, powers and franchises of each of the Corporations, and all property, real, personal and mixed, and all debts due to either of the Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to or due to each of the Corporations, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Corporations, and title to any real estate or interest therein, vested by deed or otherwise in either of the Corporations, shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and any liens upon the property of either of the Corporations shall be preserved unimpaired; and all debts, liabilities and duties of each of the Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.  Any action or proceeding, whether civil, criminal or administrative, pending by or against either of the Corporations shall be prosecuted as if the Merger had not take place, or the Surviving Corporation may be substituted in such action or proceeding in place of either of the Corporations.

1.3.           From time to time after the Effective Date, the last acting officers of the Subsidiary or the corresponding officers of the Surviving Corporation may, in the name of the Subsidiary, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other actions, as the Surviving Corporation, or its successors or assigns, may deem necessary or desirable in order to vest in, or perfect or confirm to, the Surviving Corporation and its successors and assigns, title to, and possession of, all of the property, rights, privileges, powers and franchises referred to in Section 1.2 and otherwise to carry out the intent and purposes of this Agreement.

1.4.           All corporate acts, plans (including, without limitation, stock option plans), policies, approvals and authorizations of the Subsidiary, its stockholder, Board of Directors, committees elected or appointed by its Board of Directors, officers and agents, which are valid and effective immediately prior to the Effective Date, shall be taken for all purposes as the acts, plans, policies, approvals and authorizations of the Surviving Corporation and shall be as effective and binding on the surviving corporation as they were with respect to the Subsidiary.

1.5.           On and after the Effective Date, (a) the Articles of Incorporation and By-Laws of the Parent, as in effect on the date hereof, shall continue to be the Articles of Incorporation and By-Laws of the Surviving Corporation, unless and until they are thereafter duly altered, amended or repealed, as provided therein or by law, and (b) the persons serving as directors and officers of the Parent immediately prior to the Effective Date shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors shall have been elected and shall have been duly qualified or until their earlier death, resignation or removal.

1.6.           Articles of Merger shall be signed, verified and filed with the Secretary of State of Nevada.  The Merger shall become effective on the close of business on April 25, 2011, which such date is referred to herein as the “Effective Date.”

ARTICLE TWO
CANCELLATION OF SHARES

On the Effective Date, the Subsidiary Common Stock owned by the Parent immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of any party, be cancelled and retired and all rights in respect thereof shall cease.

ARTICLE THREE
CONDITIONS

The consummation of the Merger is subject to the satisfaction prior to the Effective Date of the following condition:

3.1.           No governmental authority or other third party shall have instituted or threatened any action or proceeding against the Subsidiary or the Parent to enjoin, hinder or delay, or to obtain damages or other relief in connection with, the transactions contemplated by this Agreement; and no action shall have been taken by any court or governmental authority rendering the Subsidiary or the Parent unable to consummate the transactions contemplated by this Agreement.

ARTICLE FOUR
TERMINATION

This Agreement may be terminated and the Merger abandoned by the Subsidiary or the Parent by appropriate resolution of its respective Board of Directors and for any reason whatsoever, at any time prior to the Effective Date, whether before or after approval and adoption of this Agreement by the Parent as the sole stockholder of the Subsidiary.  In the event that this Agreement is terminated, it shall become void and shall have no effect, and no liability shall be imposed upon either of the Corporations or the directors, officers or stockholders thereof.

ARTICLE FIVE
AMENDMENT AND WAIVER

Prior to the Effective Date, whether before or after approval of this Agreement by the parent as the sole stockholder of the Subsidiary, this Agreement may be amended or modified in any manner as may be determined in the judgment of the respective Boards of Directors of the Corporations to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the filing, recording or official approval of this Agreement and the Merger in accordance with the purposes and intent of this Agreement.  Any failure of either of the Corporations to comply with any of the agreements set forth herein may be expressly waived in writing by the other Corporation.

CHINA EDUCATION INTERNATIONAL, INC.
a Nevada corporation

By:______________________________
Joel Mason, President

USCHINA CHANNEL INCORPORATION,
a Nevada corporation

By: ______________________________
Joel Mason, Chief Executive Officer